Exhibit 4.19

State of Delaware Secretary of State Division of Corporations Delivered 05:41 PM 08/12/2009 FILED 04:57 PM 08/12/2009 SRV 090774737 - 4713852 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company:

Mescalero Pipeline, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

	FOURTH:	The name and address of the member is:

Bandelier Pipeline Holding, LLC, 1000 Louisiana Street, Suite 1500, Houston, Texas 77002.

IN WITNESS WHEREOF; the undersigned have executed this Certificate on the 6th day of August, A.D. 2009.

By:
Authorized Person(s)

Name:	Gerald A. Morton, Member of Bandelier
Pipeline Holding, LLC, Member
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